J.P.Morgan

Sales Plan

Sales Plan, dated July 30, 2012 (the "Sales Plan"), between PPTL Investment LP ("Seller") and J. P. Morgan Securities LLC. ("JPMS").

WHEREAS, the Seller desires to establish this Sales Plan to sell shares of common stock (the "Stock") of NXP Semiconductors NV (the "Issuer"); and

WHEREAS, the Seller desires to engage JPMS to effect sales of shares of Stock in accordance with the Sales Plan;

NOW, THEREFORE, the Seller and JPMS hereby agree as follows:

1. (a) JPMS shall effect a sale (a "Sale") of up to 2,532,718 shares of Stock ("Total Plan Shares") as follows: pursuant to the specific instructions specified on schedule A.

(b) JPMS shall execute the trades in such a way as to minimize the negative price impact on the market and to maximize the prices obtained for the shares sold. JPMS may use its discretion in how to work the order to achieve the best execution above the minimum price per share, but at no time will Seller communicate to JPMS any instructions on how to execute the order.

2. (a) Seller has delivered the Stock to JPMS.

(b) To the extent that any Stock remains in Seller’s JPMS brokerage account upon termination of this Sales Plan, JPMS agrees to return such Stock promptly  to the Issuer’s transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of Seller.

3. This Sales Plan shall become effective immediately (the "Effective Date") and shall terminate on the earlier of the expiration of 3 months from the Effective Date; the date on which the Total Plan Shares have been sold; or the date this Sales Plan is terminated pursuant to Paragraph 17(b).

4. Seller understands that JPMS may not be able to effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to JPMS, an insufficient number of shares of Stock being in the account or a pending sale under this Sales Plan causing Seller to exceed the volume limitations of Rule 144 under the Securities Act of 1933 (the "Securities Act"). If any Sale cannot be executed as required by paragraph 1, due to a market disruption, a legal, regulatory or contractual restriction applicable to JPMS or any other event, JPMS shall effect such Sale as promptly as practicable after the cessation or termination of such market disruption, applicable restriction or other event.

5. Seller represents and warrants that: (a) it is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and (b) it is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 1 0b5- 1 under the Securities Exchange Act of 1934 ("Exchange Act") or other applicable securities laws.

6. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(13) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 1 0b5- 1(c).

7. (a) JPMS agrees to conduct all Sales in accordance with the manner of sale requirement of Rule 144 under the Securities Act, and in no event shall JPMS effect any Sale if such Sale would exceed the then applicable volume limitation under Rule 144, assuming that JPMS Sales under this Sales Plan and those notified to JPMS pursuant to Paragraph 8 are the only sales subject to that limitation. JPMS will be responsible for completing and filing on behalf of the Seller the required Forms 144. Seller understands and agrees that JPMS shall make one Form 144 filing at the beginning of each three-month period commencing on the Effective Date.

(b) Each such Form 144 shall state in the "Remarks" section that the sales thereunder are being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c), shall include the date Seller adopted this Sales Plan and shall indicate that the representation regarding Seller’s knowledge of material information speaks as of the adoption date of this Sales Plan.

8. Seller agrees not to take, and agrees to cause any person or entity with which it would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the Sales not to comply with Rule 144. In the event that Seller wishes to enter into another selling program, individual transactions under Rule 144 or any other transactions subject to the aggregation rules set out above, Seller will provide JPMS with written notice no less than five (5) business days prior to such a transaction or entering into an agreement for such and Seller will provide notice of any such transactions during the three months preceding the date hereof.

9. At the time of Seller’s execution of this Sales Plan, Seller has not entered into or altered a corresponding or hedging transaction with respect to the Stock. Seller agrees not to enter into any such transaction while this Sales Plan remains in effect.

10. Seller agrees to make all filings, if any, required under and monitor his own compliance with Sections 13(d) and 16 of the Exchange Act.

11. This Sales Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

12. This Sales Plan shall be subject to all terms and conditions governing Seller’s IPMS brokerage account.

13.The Stock has been deposited into Seller’s JPMS brokerage account. JPMS will withdraw Stock from the account in order to effect sales of Stock under the Sales Plan. JPMS agrees to notify Seller promptly if at any time while this Sales Plan is in effect, the number of shares of Stock in the account is less than the total number of shares pending sale under the Sales Plan. Upon such notification, Seller agrees promptly to deposit into the account the number of shares of Stock necessary to eliminate this deficiency. Seller further agrees not to remove or transfer shares out of the account.

14. Seller represents and warrants that it currently is able to sell shares of Stock in accordance with the Issuer’s insider trading policies.

15. The Total Plan Shares, the shares to be sold on a particular day and the limit prices, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the term of this Sales Plan.

16. JPMS will deduct its reasonable and customary commissions from the proceeds of sales of Stock under this Sales Plan, together with any of the expenses, incurred by JPMS in connection with such sales.

17. (a) Seller acknowledges and agrees that it does not have authority, influence or control over any sales of Stock effected by JPMS pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales (other than in the case of JPMS’s noncompliance with its obligations under this Sales Plan of which Seller becomes aware as a result of Seller’s receipt of account statements reflecting such non-compliant sales). JPMS agrees not to seek advice from Seller with respect to the manner in which it effects sales under this Sales Plan.

(b) Notwithstanding anything to the contrary herein, Seller may notify JPMS to terminate sales under this Sales Plan by providing notice substantially in the form of Appendix A hereto.

18. Except as provided in Paragraph 7, Seller acknowledges and agrees that JPMS has no duty to determine whether Seller has violated Rules 144 or 145 under the Securities Act, or Sections 13(d), 13(g) or 16 of the Exchange Act or the rules adopted by the SEC thereunder.

19. Seller will be notified of all transactions pursuant to customary trade confirmations.

20. Seller agrees to indemnify and hold harmless JPMS and its affiliates and their officers, directors, employees and representatives against any loss, claim, damage or liability, including legal fees and expenses, arising out of any action or proceeding relating to this Sales Plan or any Sale, except to the extent that any such loss, claim, damage or liability is determined in a non-appealable determination of a court of competent jurisdiction to be the result of the indemnified person’s gross negligence, willful misconduct, act of bad faith or breach of contract.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

PPTL Investment LP
By: PPTL Investment Limited, its General Partner

By:	/s/ Suzanne Roberts
	Name: Suzanne Roberts	[Date]
Title: Alternate Director

J.P.Morgan Securities LLC.

By:	/s/ Jemil Salih
	Name: Jemil Salih	[Date]
Title: Executive Director

Appendix A

Request for Early Termination of Sales Plan

To: J. P. Morgan Securities LLC.

I, the Seller, represent and warrant that, as of [date], I am requesting termination of the Sales Plan dated ________ , 2012 in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 1 0b5- I or other applicable securities laws.
IN WITNESS WHEREOF, the undersigned have signed this Request for Early Termination of Plan as of the date specified below.

PPTL Investment LP
By: PPTL Investment Limited, its General Partner

By:	/s/
	Name:	[Date]
Title:

J.P.Morgan Securities LLC.

By:	/s/
	Name:	[Date]
Title: